Exhibit 99.2

LIFE PARTNERS REPORTS PLANS FOR COMPLIANCE WITH
NASDAQ AUDIT COMMITTEE REQUIREMENTS

WACO, TX — October 19, 2006 — Life Partners Holdings, Inc. (Nasdaq: LPHI) received a Nasdaq Staff Deficiency Letter on October 18, 2006 indicating that the Company fails to comply with the Audit Committee requirements for continued listing as set forth in Marketplace Rule 4350(d)(2). The deficiency results from the untimely death of Lt. General (retired) Harry Goodall, one of the company’s independent directors and member of the Audit Committee. The death of General Goodall caused the Audit Committee to fall below the minimum number of members required Marketplace Rule 4350(d)(2). However, Marketplace Rule 4350(d)(4) permits the Company to cure this deficiency prior to the earlier of its next annual shareholders’ meeting or September 2, 2007.

The Company intends to fill the vacancy with an independent director possessing the appropriate skills and characteristics required of board members, including such factors as business experience, judgment, integrity and reputation. In searching for qualified candidates, the Board will consider persons recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates.

LPHI Chairman Brian Pardo stated, “General Goodall was a sterling human being. He had a forty-one year career in the Air Force with his last command as NATO Air Commander of the 117th Air Forces and held advanced degrees in business and public administration. He was a valued member of our board, a good friend and we will miss him greatly.”

************
FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com